UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) June 12, 2009
Capital Senior Living Corporation

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-13445	75-2678809

(Commission File Number)	(IRS Employer Identification No.)

14160 Dallas Parkway Suite 300 Dallas, Texas	75254

(Address of Principal Executive Offices)	(Zip Code)
(972) 770-5600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Adoption of Compensatory Plan: On June 12, 2009, the Compensation Committee of the Board of Directors of Capital Senior Living Corporation (the “Company”) approved the Company’s 2009 Incentive Compensation Plan (the “Plan”). The Plan provides cash performance bonus opportunity to members of its executive management, including the named executive officers, based upon achievement of certain earnings-per-share (EPS) goals, corporate goals and individual goals established for the year ending December 31, 2009.
     Under the Plan for 2009, the Company’s eligible named executive officers are entitled to receive a cash performance bonus equal to 33% (44% for our Chief Executive Officer) of their base salary paid during the applicable quarter if the actual earnings per share for our common stock is equal to or greater than a pre-established internal target. In addition, the Company’s eligible named executive officers are entitled to receive a cash performance bonus equal to 27% (36% for our Chief Executive Officer) of their base salary for the year based upon our achievement of certain objective corporate goals. Also, the Company’s eligible named executive officers are entitled to an additional maximum award of 10% of the earned cash bonus performance amount if the objective goal is exceeded. Further, the Company’s eligible named executive officers are entitled to receive a cash performance bonus equal to 15% (20% for our Chief Executive Officer) of their base salary for the year based upon our achievement of certain objective individual goals and, for certain individual goals, there is also an opportunity to receive an additional maximum award of 10% of the cash performance bonus if the objective goal is exceeded.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2009	Capital Senior Living Corporation
	By:	/s/ Ralph A. Beattie
		Name:	Ralph A. Beattie
		Title:	Executive Vice President and Chief Financial Officer